Exhibit 99.2

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollar amounts in thousands, except per share amounts)

Overview

The following information should be read in conjunction with our consolidated financial statements and accompanying notes included in this Filing.

2008 Developments

Marriott Kauai Resort Beach Club Lease- Effective January 1, 2008, we entered into a new lease for our Marriott Kauai Resort Beach Club hotel with a subsidiary of Marriott.  This hotel was previously part of a 35 hotel portfolio leased to one of our TRSs, and managed by Marriott.  The rent payable to us under the lease is $5,522 per annum subject to annual adjustment based upon changes in the Consumer Price Index. The lease agreement expires December 31, 2019, and Marriott has four renewal options of 15 years each.  Marriott guarantees the rent payable to us under the lease.  Pursuant to the lease agreement, we agreed to fund certain planned improvements to the hotel.  The annual minimum rent payable to us under the lease will increase as improvements are funded.

Sparks, Nevada Travel Center Acquisition- On March 17, 2008, we acquired the land and improvements at our Petro Stopping Centers® branded travel center located in Sparks, Nevada from a third party for $42,500.  We simultaneously leased them to TravelCenters of America LLC, or TA, and rent under our lease with TA for 40 Petro Stopping Centers® branded travel centers was increased by $3,952 per annum.  We funded the acquisition with cash on hand and borrowings under our revolving credit facility.

TA Lease Amendment- On May 12, 2008, we entered into an amendment to our lease with TA for 145 travel centers.  The historical lease provided for our purchase from TA of a total of $125,000 of specified capital improvements to the leased travel centers during the first five years of the term, and that these purchases were limited to $25,000 per year.  The amendment provides that TA may accelerate our purchase of the specified capital improvements.  In the event that TA sells us capital improvements before the time contractually required by the original lease terms, our purchase commitment amount is discounted to reflect the accelerated disbursement of funds by us according to a present value formula established in the amendment.  As of December 31, 2008, our remaining undiscounted purchase commitment under this lease is $16,820.

TA Rent Deferral Arrangement- When we created TA and distributed TA shares to our shareholders on January 31, 2007, TA was capitalized with approximately $200,000 of cash and working capital.  Later in 2007, we acquired the real estate of Petro Stopping Centers, L.P., or Petro, with TA and TA completed an equity offering for net proceeds of approximately $205,301.  At the time of these transactions, we and TA believed that TA was adequately capitalized to meet all of its obligations to us.  However, since then there have been material changes in the market conditions in which TA operates.  Specifically, the increase during the first half of 2008 in the price of diesel fuel which TA buys and sells at its travel centers and the current U.S. recession adversely affected TA’s business and increased its working capital requirements.

TA has undertaken a restructuring of its business to adjust to these changed market conditions.  We believe that TA’s operating cash flows were sufficient to meet TA’s rent obligations to us.  However, while certain TA operating issues appear to have been addressed, TA’s balance sheet flexibility and liquidity remain a concern, as a prolonged economic downturn and fuel price volatility may negatively impact TA’s future operating results and working capital requirements.  Under these circumstances, on August 11, 2008, we and TA agreed upon a rent deferral arrangement to allow TA to build a working capital cushion.  Significant terms of this arrangement include:

•                  TA currently leases 185 travel centers from us under two leases for combined rent of $18,840 per month.  This rent amount periodically increases pursuant to formulas in the leases.  TA will have the option to defer its monthly rent payments to us by up to $5,000 per month for periods beginning July 1, 2008 until December 31, 2010.

•                  TA is not obligated to pay cash interest on the deferred rent through December 31, 2009.

•                  TA issued 1,540,000 TA common shares to us (9.6% of TA’s shares outstanding immediately after this new issuance and 9.3% of TA’s shares outstanding as of December 31, 2008).  In the event TA does not defer monthly rental payments for the full permitted amounts through December 31, 2009, it may repurchase a pro-rata amount of TA shares issued to us for nominal consideration.  As of December 31, 2008, 1,112,222 shares of TA common stock remained eligible for repurchase if TA does not exercise its right to defer any additional rent in the future.

•                  Unpaid rent deferrals bear interest payable to us monthly at the rate of 12% per annum, beginning January 1, 2010.

•                  There are no rent deferrals permitted for rent periods after December 31, 2010.  Any deferred rent (and interest thereon) not paid is due to us on July 1, 2011.  Any deferred amounts (and interest) may be prepaid at anytime.

•                  This deferral agreement also includes a prohibition on share purchases and dividends by TA while any deferred rent remains unpaid and has change of control (as defined in the deferral agreement) covenants so that amounts deferred will be payable to us in the event TA experiences a change of control while deferred rent is unpaid.

From July 1, 2008 through December 31, 2008, TA deferred $30,000 of rent under this agreement.  The agreement we have entered with TA provides for rent deferral, not rent forgiveness.  We believe TA’s recent operating results demonstrate that TA has a valuable business franchise which provides it with the ability to pay its rent obligations.  This agreement is intended by us to afford TA improved financial flexibility to meet its working capital needs which resulted from the unusual combination of significant price increases and volatility in diesel fuel prices during a period of slowing demand for the products and services which TA sells.  Despite the fact that this is a deferral agreement, we have determined that, due to the uncertainties regarding TA’s ability to perform its obligations under the leases, generally accepted accounting principles require us to reserve previously accrued straight line rent and to defer recognition of future straight line and deferred rents until circumstances change or these amounts are collected.

U.S. Hotel Industry- The U.S. economy has been in a recession since December 2007.  As a result of the impact of a recessionary economy, in 2008 the U.S. hotel industry experienced declines versus 2007 in occupancy, revenues and profitability.  We believe these declines resulted primarily from reduced business and leisure travel resulting from reduced business and consumer spending.  During 2008, most of our hotel operators reported declines in the operating performance of our hotels versus the prior year.  As of December 31, 2008, all returns and rent payments due to us under our hotel operating agreements were current.  Our hotel operating agreements contain security features, such as guarantees and security deposits, which are intended to protect payments of minimum returns and rents to us in accordance with our operating agreements regardless of hotel performance.  However, the effectiveness of various security features to provide uninterrupted payments to us is not assured, particularly if travel patterns continue at depressed levels for extended periods.  If our tenants, managers or guarantors default in their payment obligations to us, our cash flows will decline and we may become unable to pay distributions at the current rate or at any rate.

Capital Markets-  During 2008, the capital markets experienced a continuing lessening of capital availability for businesses whose obligations are not guaranteed by governments.  At the beginning of 2008, we believed unsecured credit was still available to investment grade companies in hospitality related businesses but that costs had begun to rise significantly.  By about mid-year 2008, it appeared to us that unsecured credit might be prohibitively expensive to most hospitality companies but that secured debt may be available.  By year end, it appeared to us that secured debt was becoming very expensive to companies that own hospitality real estate, and that the availability of such debt was limited.  Because we own a large number of unencumbered properties, because we believe we have a history of operating our business in a financially conservative manner and because we do not have any material amounts of current debt maturities, we do not believe that the present adverse capital market conditions jeopardize our ability to operate our business at this time.  However, we do not know how long the illiquid current capital market conditions may persist, and we are closely monitoring the market conditions and considering financial alternatives which may be available in the event that the current conditions continue for an extended period.

Year to Date 2009 Update-    The financial performance of the hotel industry generally and our hotel properties continued to deteriorate during January and February 2009.  Revenue per available room, or RevPAR, at our hotels was down approximately 16% in January 2009 compared to January 2008.

Marriott has recently notified us that the operating performance of our hotels in the operating agreements we call Marriott nos. 3 and 4 were projected to not meet our minimum return/rent requirements during the first quarter of 2009.  Marriott’s guarantees for deficiency amounts earned at our hotels in the Marriott operating agreements nos. 3 and 4 have expired, but we continue to hold security deposits for each of the operating agreements in the amounts of approximately $36,204 and $28,508, respectively.  The notices we received with respect to our operating agreement known as Marriott no. 3 were followed by payments to us of amounts which were less than the minimum monthly returns required in this agreement for the first three periods of 2009.  The amount of the deficiencies were $2,227 for the first period, $1,232 for the second period and $1,404 for the third period.  In each of the first two instances we sent Marriott a notice that there was a deficiency in the amount of the minimum payment due to us and, in each case, Marriott paid the deficiency amount within the ten day cure period established in this operating agreement.  We sent Marriott a notice regarding the deficiency for the third period on March 2, 2009.  If Marriott does not pay the third period deficiency we will reduce the amount of the security deposit we hold for the Marriott no. 3 operating agreement by the amount of the deficiency as well as possibly take other actions permitted under the operating agreement.  With respect to our operating agreement known as Marriott no. 4, we received payment of the full minimum rent required in this agreement for the first two periods in 2009.  The payment we received for the third period of 2009 was $852 less than the full minimum rent required under this agreement.  On March 2, 2009, we sent Crestline, our tenant under the Marriott no. 4 operating agreement, and Marriott, the manager of the hotels included in our Marriott no. 4 agreement, a notice of default.  Pursuant to the terms of the operating agreement, Crestline and/or Marriott has ten days to cure this default.  If we do not receive the deficiency amount within the applicable cure period we will reduce the amount of the security deposit we hold for the Marriott no. 4 agreement by the amount of the deficiency and pursue other remedies available to us under the operating agreement, including possible termination of the lease.  Should we reduce the amounts of the security deposits we hold for these agreement or any other operating agreements for payment deficiencies, the applications of the security deposits will cause us to record income equal to the full amounts of the minimum return due to us, but it will not result in cash flow to us of the deficiency amounts.  We are currently having discussions with Marriott concerning payments which may be made to us from these hotels in the current hotel industry conditions, but we do not know whether Marriott will continue to pay the full minimum returns due to us with respect to Marriott no.3 or if Marriott or Crestline will pay the full rent due to us with respect to our Marriott no. 4 agreement.

TA produced net operating income in the third and fourth quarters of 2008.  We believe that these results were achieved, in large part, by expense controls and business strategy changes implemented by TA during the early part of 2008.  The current economic recession in the U.S. continues to cause TA fuel volumes to decline.  One of TA’s largest competitors has recently filed for bankruptcy.  We believe there may be limits to the amount of additional expense savings TA can achieve without jeopardizing the long term value of its businesses and our travel center properties.  TA has elected to defer $5,000 of rent due in each of January and February 2009, as it is permitted to do under the rent deferral arrangement we entered with TA in August 2008.

Management Agreements and Leases

At December 31, 2008, our 289 hotels were included in one of eleven agreements, of which 197 are leased to one of our wholly owned TRSs and managed by an independent hotel operating company and 92 are leased to third parties.  Our 185 travel centers are leased to TA under two agreements.  Our consolidated statement of income includes operating revenues and expenses of our managed hotels and rental income from our leased hotels and travel centers. Additional information regarding the terms of our management agreements and leases is included in the tables on pages 66 and 67.

Results of Operations (dollar amounts in thousands, except per share amounts)

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

	For the year ended December 31,
	2008	2007	Increase (Decrease)	% Increase (Decrease)
	(amounts in dollars, except number of shares)
Revenues:
Hotel operating revenues	$899,474	$941,455	$(41,981)	(4.5)%
Rental income:
Minimum rents - hotels	124,396	117,193	7,203	6.1%
Minimum rents - travel centers	198,553	193,571	4,982	2.6%
	322,949	310,764	12,185	3.9%
Percentage rent - hotels	5,102	6,055	(953)	(15.7)%
Total rental income	328,051	316,819	11,232	3.5%
FF&E reserve income - hotels	23,837	22,286	1,551	7.0%
Interest income	1,312	4,919	(3,607)	(73.3)%

Expenses:
Hotel operating expenses	620,008	657,000	(36,992)	(5.6)%
Interest expense	156,844	148,110	8,734	5.9%
Depreciation and amortization - hotels	155,488	147,401	8,087	5.5%
Depreciation and amortization - travel centers	83,678	69,287	14,391	20.8%
Total depreciation and amortization	239,166	216,688	22,478	10.4%
General and administrative	37,751	37,223	528	1.4%
TA spin off costs	—	2,711	(2,711)	—
Reserve for straight line rent receivable	19,613	—	19,613	—
Loss on asset impairment	53,225	1,332	51,893	3895.9%
Income tax expense	1,846	2,191	(345)	(15.7)%
Gain on sale of real estate, net	114	—	114	—

Income from continuing operations	124,335	220,224	(95,889)	(43.5)%
Income from discontinued operations	—	7,440	(7,440)	—
Gain on sale of real estate from discontinued operations	—	95,711	(95,711)	—
Net income	124,335	323,375	(199,040)	(61.6)%
Net income available for common shareholders	94,455	296,606	(202,151)	(68.2)%
Weighted average shares outstanding	93,944	93,109	835.90%
Income from continuing operations available for common shareholders per common share	$1.01	$2.08	$(1.07)	(51.4)%
Income from discontinued operations available for common shareholders per common share	—	$1.11	$(1.11)	—
Net income available for common shareholders per common share	$1.01	$3.19	$(2.18)	(68.3)%

The decrease in hotel operating revenues in 2008 versus 2007 was caused primarily by the sale of managed hotels in February, June and December 2008 and the conversion of our Kauai Marriott hotel from managed to leased effective January 1, 2008, partially offset by slightly higher revenues at our remaining managed hotels.  Revenues decreased at most of our managed hotels from 2007 due to lower occupancy rates; however, these declines were offset by increased revenues at our recently renovated and rebranded Hyatt Place hotels.  Additional operating statistics of our hotels are included in the table on page 68.

The decrease in hotel operating expenses from 2007 was primarily caused by the sale of the three managed hotels and the conversion of our Kauai Marriott hotel described above.

Our share of the operating results of our managed hotels in excess of the minimum returns due to us, or additional returns, under our hotel management agreements is recognized as income at year end when all contingencies are met and the income is earned. We recognized additional returns of $14,930 and $24,181 in the fourth quarter 2008 and 2007, respectively.  The decrease in additional returns from 2007 is due primarily to weaker operating performance as a result of the recessionary U.S. economy described above.

All of our managed hotels generated net operating results above the minimum returns due to us in 2008.  Certain of our managed hotels had net operating results that were $9,780 less than the minimum returns due to us in 2007, but these amounts were funded by our tenants and operators.  We reflected these amounts in our consolidated statement of income as a reduction to hotel operating expense because the minimum returns were funded by the manager of these hotels.

The increase in minimum rents - hotels is a result of the conversion of the Kauai Marriott hotel to a leased hotel as described above and our funding of improvements at certain of our leased hotels in 2007 and 2008 that resulted in increases in the annual minimum rents due to us.

The increase in minimum rents - travel centers is a result of our acquisition of 40 travel centers and commencement of our second lease with TA on May 30, 2007, offset by the deferral agreement with TA as described above. Rental income - travel centers includes $3,800 and $15,813 of adjustments necessary to record rent on the straight line basis for the twelve months ended December 31, 2008 and 2007, respectively.  For the reasons described above, we ceased recognizing straight line rent under our lease with TA for 145 travel centers in the second quarter of 2008.

The decrease in percentage rent - hotels is the result of decreased sales compared to base year sales at our leased hotels.

FF&E reserve income - hotels represents amounts paid by certain of our hotel tenants into restricted accounts owned by us, the purpose of which is to accumulate funds for future capital expenditures. The terms of our hotel leases require these amounts to be calculated as a percentage of total sales at our hotels. The increase in FF&E reserve income - hotels is primarily due to the conversion of the Kauai Marriott hotel to a leased hotel as described above offset by decreased levels of hotel sales in 2008 versus 2007 at our leased hotels. We do not report the amounts which are escrowed as FF&E reserves for our managed hotels.

The decrease in interest income is due to lower average cash balances and lower average interest rates during 2008.

The increase in interest expense is primarily due to higher average borrowings, partially offset by a lower weighted average interest rate during 2008 than in 2007 and additional non-cash interest expense resulting from the implementation of FSP 14-1 retrospectivly to March 2007.

The increase in depreciation and amortization - hotels is primarily due to the depreciation and amortization of assets acquired with funds from FF&E reserve accounts owned by us in 2007 and 2008.

The increase in depreciation and amortization - travel centers is primarily due to the depreciation and amortization of our 2007 and 2008 travel center acquisitions and improvements made to our travel centers during 2007 and 2008.

The increase in general and administrative expense is due primarily to the impact of additional property investments during 2007 and 2008, offset by lower incentive advisory fees recognized in 2008 than in 2007.

We recorded a $53,225 loss on asset impairment in the second quarter of 2008 to reduce the carrying value of certain intangible assets arising from our January 2007 TA acquisition to their estimated fair market value.  We recorded a $1,332 loss on asset impairment in the fourth quarter of 2007 to reduce the carrying value of a hotel held for sale to its estimated net realizable value less costs to sell.

We recorded a $19,613 reserve in the second quarter of 2008 to fully reserve the straight line rent receivable relating to our lease with TA for 145 travel centers.

The decrease in income tax expense is primarily due to lower federal alternative minimum tax for our TRS and foreign taxes relating to our hotels in Puerto Rico and Canada in 2008.

The net gain on sale of real estate in 2008 reflects the sale of (i) our Park Plaza hotel in North Phoenix, Arizona for a gain of $645 during the first quarter of 2008; (ii) our AmeriSuites hotel in Atlantic Beach, North Carolina for a gain of $629 in the second quarter of 2008; and (iii) our AmeriSuites hotel in Tampa, Florida for a loss of $1,160 during the fourth quarter of 2008.

The decrease in income from discontinued operations is the result of the sale of our 18 Homestead Studio Suites hotels in the third quarter of 2007.

The gain on sale of real estate from discontinued operations in 2007 reflects the sale of our 18 Homestead Studio Suites hotels in the third quarter of 2007 for $205,350.

The decrease in income from continuing operations, net income, net income available for common shareholders, income from continuing operations available for common shareholders per common share and net income available for common shareholders per common share are primarily due to the investment and operating activities discussed above.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

	For the year ended December 31,
	2007	2006	Increase (Decrease)	% Increase (Decrease)
	(amounts in dollars, except number of shares)
Revenues:
Hotel operating revenues	$941,455	$879,324	$62,131	7.1%
Rental income:
Minimum rents - hotels	117,193	115,461	1,732	1.5%
Minimum rents - travel centers	193,571	—	193,571	—
	310,764	115,461	195,303	169.2%
Percentage rent - hotels	6,055	5,188	867	16.7%
Total rental income	316,819	120,649	196,170	162.6%
FF&E reserve income - hotels	22,286	20,299	1,987	9.8%
Interest income	4,919	2,674	2,245	84.0%

Expenses:
Hotel operating expenses	657,000	618,334	38,666	6.3%
Interest expense	148,110	81,451	66,659	81.8%
Depreciation and amortization - hotels	147,401	141,198	6,203	4.4%
Depreciation and amortization - travel centers	69,287	—	69,287	—
Total depreciation and amortization	216,688	141,198	75,490	53.5%
General and administrative	37,223	25,090	12,133	48.4%
TA spin off costs	2,711	—	2,711	—
Loss on asset impairment	1,332	—	1,332	—
Income tax expense	2,191	372	1,819	489.0%

Income from continuing operations	220,224	156,501	63,723	40.7%
Discontinued operations:
Income from discontinued operations	7,440	12,538	(5,098)	(40.7)%
Gain on sale of real estate from discontinued operations	95,711	—	95,711	—
Net income	323,375	169,039	154,336	91.3%
Net income available for common shareholders	296,606	161,383	135,223	83.8%
Weighted average shares outstanding	93,109	73,279	19,830	27.1%
Income from continuing operations available for common shareholders per common share	$2.08	$2.03	$0.05	2.5%
Income from discontinued operations available for common shareholders per common share	$1.11	$0.17	$0.94	552.9%
Net income available for common shareholders per common share	$3.19	$2.20	$0.99	45.0%

The increase in hotel operating revenues in 2007 versus 2006 was caused by the increase in revenues at our managed hotels and our acquisition of four managed hotels in April 2006.  Revenues increased at most of our managed hotels from 2006 due to higher ADR, partially offset by slightly lower occupancy rates.  Additional operating statistics of our hotels are included in the table on page 66.

The increase in hotel operating expenses from 2006 was caused primarily by the general increase in the cost of labor, real estate taxes and insurance in 2007 and increased management fees due to the growth in hotel revenues in 2007 described above.

Our share of the operating results of our managed hotels in excess of the minimum returns due to us, or additional returns, under our hotel management agreements is recognized as income at year end when all contingencies are met and the income is earned. We recognized additional returns of $24,181 and $20,029 in the fourth quarter 2007 and 2006, respectively.  The increase in additional returns from 2006 is due to the improved operating performance of our managed hotels in 2007 described above.

As a result of renovations which required hotel rooms to be taken out of service in 2007 and 2006, certain of our managed hotels had net operating results that were $9,780 and $3,542 less than the minimum returns due to us in 2007 and 2006, respectively. These amounts are reflected in our consolidated statement of income as a net reduction to hotel operating expenses in these years because the minimum returns were funded by our managers.

The increase in minimum rents - hotels is a result of our funding of improvements at certain of our leased hotels in 2006 and 2007 that caused in increases in the annual minimum rents due to us.

The increase in minimum rents - travel centers is a result of our acquisition of 146 travel centers and commencement of our lease with TA on January 31, 2007 and our acquisition of an additional 40 travel centers and commencement of our second lease with TA on May 30, 2007. Rental income - travel centers includes $15,813 of adjustments necessary to record rent on the straight line basis for the twelve months ended December 31, 2007.

The increase in percentage rent - hotels is the result of increased sales at our leased hotels.

The increase in FF&E reserve income - hotels is primarily due to increased levels of hotel sales at our leased hotels in 2007 versus 2006.

The increase in interest income is due to higher average cash balances and higher average interest rates during 2007.

The increase in interest expense is primarily due to higher average borrowings as a result of our 2006 and 2007 acquisitions, which was partially offset by a lower weighted average interest rate during 2007 than in 2006 and additional non-cash interest expense resulting from the implementation of FSP 14-1 retrospectivly to March 2007.

The increase in depreciation and amortization - hotels is due principally to the depreciation and amortization of assets acquired in our 2006 acquisitions and the purchase of depreciable assets with funds from FF&E reserve accounts owned by us in 2006 and 2007.  The increase was offset somewhat by the sale of our Homestead Studio Suites hotels in July 2007.

The increase in depreciation and amortization - travel centers is due to the depreciation and amortization of assets acquired in our 2007 travel center acquisitions described above.

The increase to general and administrative expense is due principally to the impact of additional property investments during 2006 and 2007.

We recorded a $1,332 loss on asset impairment in the 2007 fourth quarter to reduce the carrying value of a hotel held for sale to its estimated net realizable value less costs to sell.

The increase in income tax expense is primarily due to increased Canadian income taxes at one of our TRSs and higher state income taxes as a result of a change in tax laws in the state of Texas.

The decrease in income from discontinued operations is the result of the sale of our 18 Homestead Studio Suites hotels in July 2007.

The gain on sale of real estate from discontinued operations in 2007 reflects the sale of our 18 Homestead Studio Suites hotels in July 2007 for $205,350.

The increases in income from continuing operations available for common shareholders, income from discontinued operations available for common shareholders, net income available for common shareholders and the corresponding per common share amounts are primarily due to the investment and operating activities discussed above. On a per share basis, the percentage increases in income from continuing operations available for common shareholders, income from discontinued operations available for common shareholders and net income available for common shareholders was lower due to our issuance of common shares in July and December 2006 and February 2007.

Liquidity and Capital Resources

Our Managers and Tenants

All 474 of our properties are operated under management agreements or leases.  All costs of operating and maintaining our properties are paid by the third party hotel managers as agents for us or by hotel or travel center tenants for their own account. These managers and tenants derive their funding for property operating expenses, FF&E reserve, and returns and rents due to us generally from property operating revenues and, to the extent that these managers and tenants fund our minimum returns and minimum rents, from their separate resources.

We define coverage for each of our management agreements or leases as total property sales minus all property level expenses that are not subordinated to the minimum returns and minimum rents due to us and the required FF&E reserve contributions, divided by the aggregate minimum payments due to us. More detail regarding coverage, guarantees and other security features of our operating agreements is presented in the tables on pages 66 and 67. Assuming our eleven hotel operating agreements as of December 31, 2008 had been in place during the twelve months ended December 31, 2008, ten agreements, representing 288 hotels, generated coverage of at least 1.0x using historical operating results.  One hotel agreement generated coverage below 1.0x during 2008.  The rents due under this agreement are guaranteed by Marriott, the parent of the lessee.

Assuming our two travel center leases, representing 145 and 40 properties as of December 31, 2008 had been in place during the twelve months ended December 31, 2008, the agreements would have generated coverage of 1.43x and 1.52x, respectively, using historical operating results.  As described above, effective July 1, 2008, we entered into a rent deferral agreement with TA, the tenant under our two travel center leases.  However, we calculated the rent coverage ratios for the twelve months ended December 31, 2008 using the contractual rent amounts without consideration of the rent deferral.  Because substantially all of TA’s business is conducted at properties leased from us, property level rent coverage may not be an appropriate way to evaluate TA’s ability to pay rents due to us.  We believe property level rent coverage is nonetheless one useful indicator of the performance and value of our properties as we believe it is what a operator interested to acquire these properties or the leaseholds might evaluate these properties contributions to their earnings before corporate level expenses.

Three hundred fifty (350) of our properties, representing 76% of our total investments at cost as of December 31, 2008, are operated under nine management arrangements or leases which are subject to full or limited guarantees. These guarantees may provide us with continued payments if the total sales less total expenses and required FF&E reserve payments fail to equal or exceed guaranteed amounts due to us. Some of our managers and tenants or their affiliates may also supplement cash flow from our properties in order to make payments to us and preserve their rights to continue operating our properties even if they are not required to do so by guarantees. Guarantee or supplemental payments to us, if any, made under any of our management agreements or leases, do not subject us to repayment obligations but, under some of our agreements, these guarantee or supplemental payments may be recovered by the manager, tenant or guarantor from the future cash flows from our properties after our future minimum returns and minimum rents are paid.

As described above, on March 2, 2009, we sent Marriott and Crestline notices regarding deficiencies in the payment of the minimum return/rents due us on March 2, 2009 under the Marriott no. 3 and Marriott no. 4 agreements, respectively.  As of March 2, 2009, all other payments due from our managers and tenants are current. However, the effectiveness of our various security features to provide uninterrupted payments to us is not assured, particularly if the current economic downturn continues for a prolonged period.  If any of our property operators, tenants or guarantors default in their payment obligations to us, our cash flows will decline.

Our Operating Liquidity and Capital Resources

Our principal source of funds for current expenses and distributions to shareholders are minimum returns from our managed hotels and minimum rents from our leased hotels and travel centers. We receive minimum returns and minimum rents from our managers and tenants monthly. We receive additional returns, percentage returns and rents and our share of the operating profits of our managed hotels after payment of all management fees and other deductions either monthly or quarterly. This flow of funds has historically been sufficient for us to pay our operating expenses, interest and distributions to shareholders. We believe that our operating cash flow will be sufficient to meet our operating expenses, interest and distribution payments for the foreseeable future.  However, given the weak U.S. economy and its impact on the hotel and travel center industries, our operators and tenants may be unable to pay minimum returns and minimum rents to us when due, in which case our cash flow and net income will decline and we may need to reduce the amount of our distributions to common shareholders.

We maintain our status as a REIT under the IRC by meeting certain requirements. As a REIT, we do not expect to pay federal income taxes on the majority of our income. In 1999, federal legislation known as the RMA, was enacted and became effective on January 1, 2001. The RMA, among other things, allows a REIT to lease hotels to TRSs if the hotels are managed by an independent third party. The income realized by our TRSs in excess of the rent they pay to us is subject to income tax at corporate tax rates.  Also, the income we receive from our hotels in Canada, Puerto Rico and certain states is subject to taxes in those jurisdictions.

Our Investment and Financing Liquidity and Capital Resources

Various percentages of total sales at most of our hotels are escrowed as FF&E reserves to fund future capital improvements. During the twelve months ended December 31, 2008, our hotel managers and hotel tenants contributed $71,760 to these accounts and $101,869 was spent from the FF&E reserve escrow accounts and from our payments to renovate and refurbish our hotels. As of December 31, 2008, there was $32,026 on deposit in these escrow accounts, which was held directly by us and is reflected on our balance sheet as restricted cash.

Our hotel operating agreements generally provide that, if necessary, we will provide our managers and tenants with funding for capital improvements to our hotels in excess of amounts otherwise available in escrowed FF&E reserves. To the extent we make such additional fundings, our annual minimum returns or minimum rents generally increase by a percentage of the amount we fund. During the twelve months ended December 31, 2008, we funded $34,001 for capital improvements to our hotels in excess of FF&E reserve fundings available from hotel operations, as follows:

•                  During the twelve months ended December 31, 2008, we funded $20,913 for improvements to hotels included in our four Marriott portfolio agreements using cash on hand and borrowings under our revolving credit facility. We expect to fund between $70,000 and $80,000 for improvements to our Marriott hotels during 2009 and 2010 with funds from our existing cash balances or borrowings under our revolving credit facility.

•                  Pursuant to an April 2005 agreement we entered with a subsidiary of Hyatt, for management of 24 AmeriSuites® hotels, we agreed to provide funding to Hyatt for rebranding of these hotels to the Hyatt PlaceTM brand and for other improvements. To the extent our fundings exceed $8,000, the minimum return payable by Hyatt to us increases as these funds are advanced. As of December 31, 2008, we have funded $74,600. We funded $3,100 of this amount during the twelve months ended December 31, 2008 using funds from our existing cash balances or borrowings under our revolving credit facility.  We currently do not expect to make additional fundings in 2009.

•                  Pursuant to January and April 2006 agreements we entered with InterContinental, for the management of ten hotels, we agreed to fund $24,228 for capital improvements to these hotels during the three years following closing. We funded $9,691 in January 2007, $9,691 in January 2008 and the final $4,846 in January 2009, using funds from our existing cash balances or borrowings under our revolving credit facility.

•                  Pursuant to a January 2008 lease agreement we entered with a subsidiary of Marriott for our Kauai hotel, we agreed to fund certain planned improvements to the hotel.  We funded $36,700 for improvements in February 2009 under this agreement with funds from our existing cash balances and borrowings under our revolving credit facility.  The annual rent payable to us under the lease increases by approximately 8.5% of the amounts funded for improvements at this hotel.

FF&E escrow deposits are not required under our travel center leases with TA. However, TA is required to maintain the leased travel centers, including structural and non-structural components. On May 12, 2008, we entered into an amendment to our lease with TA for 145 travel centers.  The historical lease provided for our purchase from TA of an aggregate of $125,000 of specified capital improvements to the leased travel centers during the first five years of the lease term, and that these purchases were limited to $25,000 per year.  The amendment provides that TA may accelerate our purchase of the specified capital improvements.  In the event that TA sells us capital improvements before the time contractually required by the original lease terms, our purchase commitment amount is discounted to reflect the accelerated disbursement of funds by us according to a present value formula established in the amendment.  As of December 31, 2008, we have funded $102,393 and our remaining undiscounted purchase commitment under this lease is $16,820 which we expect to fund in 2009 using existing cash balances and borrowings under our revolving credit facility.  Under both our leases with TA, TA may request that we fund additional amounts for capital improvements to the leased facilities in return for annual minimum rent increases; we made no fundings under such lease provisions during the twelve months ended December 31, 2008.

On January 15, 2008, April 15, 2008, July 15, 2008 and October 15, 2008, we paid a $0.5546875 per share distribution to our Series B preferred shareholders with respect to the periods ended January 14, 2008, April 14, 2008, July 14, 2008 and October 14, 2008, respectively. On December 1, 2008, we declared a $0.5546875 per share distribution to Series B preferred shareholders of record on December 31, 2008 with respect to the period ended January 14, 2009.  We paid this distribution on January 15, 2009.  We funded these distributions using existing cash balances and borrowings under our revolving credit facility.

On February 15, 2008, May 15, 2008, August 15, 2008 and November 17, 2008 we paid a $0.4375 per share distribution to our Series C preferred shareholders with respect to the periods ended February 14, 2008, May 14, 2008, August 14, 2008 and November 14, 2008.  On January 5, 2009, we declared a distribution of $0.4375 per Series C preferred shareholders with respect to the period ending February 14, 2009. We paid this distribution on February 17, 2009.  We funded these distributions using existing cash balances and borrowings under our revolving credit facility.

On February 15, 2008, May 15, 2008, August 15, 2008 and November 17, 2008, we paid a $0.77 per share distribution to our common shareholders, for the quarters ended December 31, 2007, March 31, 2008, June 30, 2008 and September 30, 2008, respectively.  On January 9, 2009, we declared a $0.77 per share distribution to our common shareholders of record on January 21, 2009.  We paid this distribution on February 25, 2009.  We funded these distributions using existing cash balances and borrowings under our revolving credit facility.

On March 3, 2008, we redeemed $150,000 of our 7% senior notes using borrowings under our revolving credit facility.

On March 17, 2008, we acquired certain land and improvements at our Petro travel center in Sparks, Nevada for $42,500.  We funded this acquisition with cash on hand and borrowings under our revolving credit facility.

In order to fund capital improvements to our properties and acquisitions and to meet cash needs that may result from timing differences between our receipt of returns and rents and our desire or need to make distributions or pay operating expenses, we maintain a revolving credit facility with a group of institutional lenders. The maturity date of our revolving credit facility is October 24, 2010 and we have the option to extend the facility for one additional year upon payment of an extension fee of $1,500. The annual interest rate payable for drawn amounts under the facility is LIBOR plus a premium (totaling 1.03% per annum at December 31, 2008).  We may borrow up to $750,000 under the revolving credit facility and it includes a feature under which the maximum amount available for borrowing may be expanded to $1,500,000 in certain circumstances. Borrowings under our revolving credit facility are unsecured. We may draw, repay and redraw funds until maturity, and no principal repayment is due until maturity. As of December 31, 2008, we had a balance of $396,000 outstanding under our revolving credit facility.

At December 31, 2008, we had $22,450 of cash (excluding FF&E restricted cash) and cash equivalents and $354,000 available from our revolving credit facility. We expect to use existing cash balances, borrowings under our revolving credit facility and net proceeds of offerings of equity or debt securities to fund future property acquisitions and other general business purposes.

Our term debt maturities (other than our revolving credit facility) are as follows: $50,000 in 2010, $125,000 in 2012, $300,000 in 2013, $300,000 in 2015, $275,000 in 2016, $300,000 in 2017, $350,000 in 2018, and $575,000 in 2027. Our $575,000 of 3.8% convertible senior notes due in 2027 are convertible if certain conditions are met (including certain changes in control) into cash equal to the principal amount of the notes and, to the extent the market price of our common shares exceeds the exchange price of $50.50 per share, subject to adjustment, either cash or our common shares at our option, with a value based on such excess amount. Holders of our convertible senior notes may require us to repurchase all or a portion of the notes on March 20, 2012, March 15, 2017 and March 15, 2022, or upon the occurrence of certain change in control events.

As of December 31, 2008, we had one mortgage note we assumed in connection with our acquisition of one hotel with a current principal balance of $3,558. This mortgage note requires monthly payments of principal and interest of $32 and is expected to have a principal balance of $3,326 at maturity in July 2011. None of our other debt obligations require principal or sinking fund payments prior to their maturity date. In connection with our acquisition of Petro Stopping Centers Holdings, LP, or Petro Holdings, we acquired certain Petro Holdings properties which secure debt that was previously issued by Petro. Upon closing of our acquisition of Petro Holdings, the Petro debt assumed by TA was covenant defeased and funds were escrowed to redeem the Petro debt. TA redeemed this debt on February 15, 2008.

When amounts are outstanding under our revolving credit facility and as the maturity dates of our revolving credit facility and term debts approach over the longer term, we will explore alternatives for the repayment of amounts due.  Such alternatives in the short term and long term may include incurring additional debt and issuing new equity securities.  We have an effective shelf registration statement that allows us to issue public securities on an expedited basis, but does not assure that there will be buyers for such securities

Recent capital markets conditions have been challenging.  The availability and cost of credit have been and may continue to be adversely affected by illiquid capital markets and wide credit spreads, and equity markets have been extremely volatile.  While we believe we will have access to various types of financings, including debt or equity offerings, to fund our future acquisitions and to pay our debts and other obligations, there can be no assurance that we will be able to complete any debt or equity offerings or that our cost of any future public or private financings will be reasonable.  If current market conditions continue or worsen, one or more lenders under our revolving credit facility may be unable or unwilling to fund advances which we request or we may not be able to access additional capital.  Our ability to continue to access capital could be impacted by various factors including general market conditions and the continuing slowdown in the economy, interest rates, credit ratings on our securities, the market price of our capital stock, the performance of our tenants, borrowers and operators, including any restructurings, disruptions or bankruptcies of our tenants, borrowers and operators, and the perception of our potential future earnings and cash distributions.  Impacts such as these might impair our ability to make future acquisitions and make our current growth plans unachievable.  Also, the current market conditions have led to materially increased credit spreads which, if they continue, may result in material increases in the interest costs under our floating rate debts and our fixed rate debts when we refinance or when we incur new debt.  These interest cost increases could have material and adverse impact on our results of operations and financial conditions.

In February 2009, we repurchased and retired $113,330 of our convertible senior notes at a total cost of $81,797, including transaction costs but excluding accrued interest, using borrowings under our revolving credit facility.  We expect to record a gain of approximately $24,000, net of unamortized deferred financing costs, on the early extinguishment of this debt in the first quarter of 2009.

As of December 31, 2008, our contractual obligations were as follows:

	Payment due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations (1)	$2,674,558	$84	$449,474	$425,000	$1,800,000
Ground Lease Obligations (2)	172,796	13,357	25,971	23,150	110,318
Capital improvements (3)	136,579	126,579	10,000	—	—
Projected interest expense (4)	1,145,222	133,815	256,781	228,688	525,938
Total	$4,129,155	$273,835	$742,226	$676,838	$2,436,256

(1)          Holders of our convertible senior notes ($575,000 due in 2027) may require us to repurchase all or a portion of the notes on March 20, 2012, March 15, 2017 and March 15, 2022, or upon the occurrence of certain change in control events prior to March 20, 2012.  The amounts in the table reflect these notes as being due on their maturity date and therefore are included in the “More than 5 Years” category.  In February 2009, we repurchased and retired $113,330 of our convertible senior notes.

(2)          14 of our hotels and 22 of our travel centers are on land leased partially or in its entirety.  In each case the ground lessors are unrelated to us. Generally, payments of ground lease obligations are made by our managers or tenants. However, if a manager or tenant fails to perform obligations under a ground lease or elects not to renew any ground lease, we might have to perform obligations under the ground lease or renew the ground lease in order to protect our investment in the affected hotel or travel center.

(3)          Represents amounts we expect to fund for capital improvements to our properties in addition to recurring FF&E reserve funding from hotel operations.

(4)          Projected interest expense is attributable to only the long term debt obligations listed above at existing rates and is not intended to project future interest costs which may result from debt prepayments, new debt issuances or changes in interest rates.

As of December 31, 2008, we had no off balance sheet arrangements, commercial paper, derivatives, swaps, hedges, guarantees, joint ventures or partnerships. As of December 31, 2008, our secured debt obligations were limited to one mortgage note of $3,558 secured by a single property. None of our debt documentation requires us to provide collateral security in the event of a ratings downgrade.

Debt Covenants

Our debt obligations at December 31, 2008, consist of our revolving credit facility, our $2,275,000 of unsecured term debt and convertible notes and our $3,558 mortgage note. Our unsecured term debt and convertible notes are governed by an indenture. This indenture and related supplements and our revolving credit facility agreement contain a number of financial ratio covenants which generally restrict our ability to incur debts, including debts secured by mortgages on our properties, in excess of calculated amounts, require us to maintain a minimum net worth, restrict our ability to make distributions under certain circumstances and require us to maintain various financial ratios. As of December 31, 2008, we were in compliance with all of our covenants under our indenture and its supplements and our revolving credit facility agreement.

Neither our indenture and its supplements nor our revolving credit facility contain provisions for acceleration which could be triggered by our debt ratings. However, under our revolving credit facility agreement, our senior debt rating is used to determine the fees and interest rate applied to borrowings.  If our credit rating is downgraded, our interest expense and related costs under our revolving credit facility would therefore increase.

Our public debt indenture and its supplements contain cross default provisions to any other debts of $20,000 or more. Similarly, our revolving credit facility agreement has cross default provisions to other indebtedness that is recourse of $25,000 or more and indebtedness that is non-recourse of $75,000 or more.

Related Person Transactions

We have no employees.  RMR provides management services to us and also provides management services to other public and private companies, including HRP, SNH, Five Star and TA. Our bylaws require that a certain number of our trustees be managing trustees, meaning a trustee who is not an independent trustee and who has been an employee, officer or director of RMR or involved in our day to day activities for at least one year prior to his or her election.

We have two agreements with RMR to originate and present investment and divestment opportunities to us and to provide management and administrative services to us: a business management agreement and a property management agreement related to the office component of one of our hotel properties. The business management agreement provides for compensation to RMR at an annual rate equal to 0.7% of our average real estate investments, as described in the agreement, up to the first $250,000 of such investments and 0.5% thereafter.  In addition, RMR receives an incentive fee based upon increases in our cash available for distribution per share, as defined.  The incentive fee is paid in common shares. Our property management agreement with RMR provides for management fees relating to the office building equal to 3.0% of gross rents and construction management fees equal to 5.0% of certain construction costs.

Renewals or extensions of our management agreements are subject to the annual approval of our independent trustees.  Under our business management agreement, RMR has agreed not to provide business management services to any other REIT who is principally engaged in the business of ownership of hotel properties without the consent of our independent trustees.  Any termination of our business management agreement with RMR would cause a default under our revolving credit facility, if not approved by a majority of our lenders. Aggregate fees paid to RMR during 2008 were $32,319.  RMR also provides the internal audit function for us and for other publicly owned companies to which it provides management services.  Our audit committee appoints our director of internal audit, and our compensation committee approves his salary and the costs we pay with respect to our internal audit function.  Our pro rata share of RMR’s costs of providing that function was $222 in 2008.  Messrs. Barry Portnoy and his son, Adam Portnoy, beneficially own RMR and are our managing trustees.  Adam Portnoy is the President, Chief Executive Officer and a director of RMR.  All transactions between us and RMR are approved by our compensation committee which is composed of independent trustees.  Similarly, we can provide you no assurance that the services we purchase from RMR are not available at high quality and for lower costs from unrelated parties.  For more information about the terms of our business management agreement and property management agreement with RMR, please read these agreements, copies of which were filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2005 and to our Current Report on Form 8-K dated January 2, 2006, respectively.

We lease our travel centers to TA under two lease having aggregate minimum annual rent of $226,078 (subject to the rent deferral agreement described below).  TA was formerly our wholly owned subsidiary.  On January 31, 2007, we distributed all of the then outstanding common shares of TA to our common shareholders.  As described above under 2008 Developments, we have certain commitments to purchase capital improvements from TA and, in August, 2008, we entered into a rent deferral agreement with TA.  Among other things, the rent deferral agreement provided for TA’s issuance to us of 1,540,000 of its common shares (9.6% of TA’s shares outstanding after giving effect to that new issuance), a portion of which may be subject to repurchase by TA for nominal consideration based on the amount of rent which TA elects to defer.  In 2008, TA deferred $30,000 of rent under this agreement.  RMR provides management services to us and to TA.  Our officers and some of our trustees and some of the officers and directors of TA are employees, directors or owners of RMR.  Our leases with TA and the matters affecting those leases were approved by our trustees who are independent of TA and RMR and by TA’s directors who are independent of us and RMR.  Nevertheless, because of our historical and existing relationships with TA and RMR, our dealings with TA and RMR should be considered related person transactions involving potential conflicts of interest.  For more information about the terms of our leases with TA, as amended, please read these agreements, copies of which were filed with the U.S. Securities and Exchange Commission as exhibits to our Current Reports on Form 8-K filed February 12, 2007, June 4, 2007 and May 14, 2008.  For more information about the terms of the rent deferral agreement with TA, please read that agreement, a copy of which was filed as an exhibit to our Current Report on Form 8-K filed August 11, 2008.

We, RMR and other companies to which RMR provides management services are in the process of forming and licensing an insurance company in the State of Indiana.  All of our trustees are currently serving on the board of directors of this insurance company.  We expect that RMR, in addition to being a shareholder, will enter a management agreement with this insurance company, pursuant to which RMR will provide the insurance company certain management and administrative services.  In addition, it is expected that the insurance company and RMR Advisors, Inc., or Advisors, a company affiliated with RMR, will enter an investment advisory agreement pursuant to which Advisors will act as the insurance company’s investment advisor.  We have invested $25 to date in the insurance company and are committed to invest another $4,975, and we currently own and intend to own approximately 16.67% of this insurance company.  We may invest additional amounts in the insurance company in the future if the expansion of this insurance business requires additional capital, but we are not obligated to do so.  Over time we expect to transfer some or all of our insurance business to this company.  By participating in this insurance business with RMR and the other companies to which RMR provides management services, we expect that we may benefit financially by possibly reducing insurance expenses and/or by having our pro-rata share of any profits realized by this insurance business.  See “Item 9B. Other Information” of this Annual Report on Form 10-K for additional information regarding this insurance company and our participation in that insurance company.

Policies and Procedures Concerning Conflicts of Interest and Related Person Transactions

Our Code of Conduct and our governance guidelines address review and approval of activities, interests or relationships that interfere with, or appear to interfere with, our interests, including related person transactions. Persons subject to our Code of Conduct and governance guidelines are under a continuing obligation to disclose any such conflicts of interest and may pursue a transaction or relationship which involves such conflicts of interest only if the transaction or relationship has been approved as follows:

•                  In the case of an executive officer or trustee, such person must seek approval from our disinterested trustees for investments, related person transactions (involving a direct or indirect material interest) and other transactions or relationships which such person would like to pursue and which may otherwise constitute a conflict of interest or other action falling outside the scope of permissible activities under our Code of Conduct and governance guidelines.  Pursuant to our governance guidelines and Code of Conduct, in determining whether to approve or ratify a transaction, our board of trustees, disinterested trustees or independent trustees, as the case may be, shall act in accordance with any applicable provisions of our declaration of trust, and shall consider all of the relevant facts and circumstances, and shall approve only those transactions that are fair and reasonable to our company.

•                  In the case of RMR employees (other than our trustees and executive officers) subject to our Code of Conduct, the employee must seek approval from an executive officer who has no interest in the matter for which approval is being requested.

•                  We are in the process of forming and licensing an insurance company for which all of our trustees will serve as directors.  Any material transaction between the company and such insurance company shall be reviewed, authorized and approved or ratified by both the affirmative vote of a majority of our entire board of trustees and the affirmative vote of a majority of our independent trustees.

The following is a summary of provisions of our declaration of trust, affecting certain transactions with related persons. Because it is a summary of the material terms, it does not contain all the information that may be important to you. If you would like more information, you should read the entire declaration of trust, which has been filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. Under our declaration of trust:

•                  Each of our trustees, officers, employees and agents may, in his or her personal capacity or otherwise, have business interests and engage in business activities similar to or in addition to those relating to us, which interests and activities may be similar to and competitive with ours and may include the acquisition, syndication, holding, management, development, operation or disposition, for his own account, or for the account of others, of interests in mortgages, interests in real property, or interests in persons engaged in the real estate business.

•                  Each of our trustees, officers, employees and agents is free of any obligation to present to us any investment opportunity which comes to him or her in any capacity other than solely as our trustee, officer, employee or agent even if such opportunity is of a character which, if presented to us, could be taken by us.

•                  Each of our trustees, officers, employees or agents may be interested as a trustee, officer, director, shareholder, partner, member, advisor or employee of, or otherwise have a direct or indirect interest in, any person who may be engaged to render advice or services to us, and may receive compensation from such person as well as compensation from us as a trustee, officer, employee or agent or otherwise.

•                  None of the above mentioned activities will be deemed to conflict with an individual’s duties and powers as our trustee, officer, employee or agent..

•                  We may enter into any contract or transaction of any kind, whether or not any of our trustees, officers, employees or agents has a financial interest in such transaction, with any person, including any of our trustees, officers, employees or agents or any person affiliated with one of our trustees, officers, employees or agents or in which one of our trustees, officers, employees or agents has a material financial interest. To the extent permitted by Maryland law, a contract or other transaction between us and any of our trustees or between us and RMR or any other entities in which any of our trustees is a director or trustee or has a material financial interest shall not be void or voidable if:

•                  The fact of the common directorship, trusteeship or interest is disclosed or known to our board of trustees or a proper committee thereof, and our board of trustees or such committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of disinterested trustees; or

•                  The fact of the common directorship, trusteeship or interest is disclosed or known to our shareholders entitled to vote, and the contract or transaction is authorized, approved, or ratified by a majority of the votes cast by our shareholders entitled to vote; and

•                  We may engage in a transaction with: any of our trustees, officers, employees or agents;  any of RMR’s or any of our investment advisors’ directors, trustees, partners, officers, employees or agents; RMR or any of our investment advisors; or an affiliate of any of the foregoing, provided that such transaction has, after disclosure of such affiliation, been approved or ratified by the affirmative vote of a majority of the disinterested trustees who are not affiliates of any party to the transaction after a determination by them that such transaction is fair and reasonable to us and our shareholders.

Critical Accounting Policies

Our critical accounting policies are those that have the most impact on the reporting of our financial condition and results of operations and those requiring significant judgments and estimates. We believe that our judgments and assessments are consistently applied and produce financial information that fairly presents our results of operations. Our five most critical accounting policies are as follows:

Classification of Leases. Certain of our properties are leased on a triple net basis, pursuant to non-cancelable, fixed term, operating leases. Each time we enter a new lease or materially modify an existing lease we evaluate its classification as either a capital or operating lease. The classification of a lease as capital or operating affects the carrying value of a property, as well as our recognition of rental payments as revenue. These evaluations require us to make estimates of, among other things, the remaining useful life and market value of a leased property, appropriate present value discount rates and future cash flows. Incorrect assumptions or estimates may result in misclassification of our leases.

Allocation of Purchase Price and Recognition of Depreciation and Amortization Expense. The acquisition cost of each property investment is allocated to various property components such as land, buildings and equipment, and each component generally has a different useful life. For real estate acquired, we allocate the purchase price among building, land, furniture, fixtures and equipment, and, if applicable, the value of in-place leases, the fair market value of above or below market leases and customer relationships. Acquisition cost allocations and the determination of the useful lives are based on our estimates or studies from independent experts. We compute related depreciation expense using the straight line method over estimated useful lives of up to 40 years for buildings and improvements, and up to 12 years for personal property. The value of intangible assets is amortized over the shorter of their estimated useful lives, or the term of the respective lease or the affected contract. The allocated cost of land is not depreciated. Inappropriate allocation of acquisition costs or incorrect estimates of useful lives could result in depreciation and amortization expenses which do not appropriately reflect the allocation of our capital expenditures over future periods required by accounting principles generally accepted in the United States.

Impairment of Long Lived Assets and Indefinite Lived Intangible Assets. We periodically evaluate our real estate investments assets for impairment indicators. These indicators may include weak or declining operating profitability, cash flow or liquidity, our decision to dispose of an asset before the end of its estimated useful life or market or industry changes that could permanently reduce the value of our investments. If indicators of impairment are present, we evaluate the carrying value of the related investment by comparing it to the expected future undiscounted cash flows to be generated from that investment. If the sum of these expected future cash flows is less than the carrying value, we reduce the net carrying value of the property to its estimated fair value.

We test our indefinite lived intangible assets for impairment on an annual basis and on an interim basis if events or changes in circumstances between annual tests indicate that the asset might be impaired.  The impairment test requires us to determine the estimated fair value of the intangible asset.  An impairment charge is recorded if the fair value is determined to be lower than the carrying value.

Estimated fair value for our long lived assets and indefinite lived intangible assets are determined through an evaluation of recent financial performance and projected discounted cash flows using standard industry valuation techniques. This analysis requires us to judge whether indicators of impairment exist and to estimate likely future cash flows. If we misjudge or estimate incorrectly or if future operating profitability, market or industry factors differ from our expectations we may record an impairment charge which is inappropriate, fail to record a charge when we should have done so or the amount of such charges may be inaccurate.

Variable Interest Entities.  Under Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities”, if an entity is determined to be a variable interest entity, it must be consolidated by the primary beneficiary. The primary beneficiary is the enterprise that absorbs the majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both. Generally, expected losses and expected residual returns are the expected negative and positive variability, respectively, in the fair value of the variable interest entities’ net assets. When our TRS enters a new operating agreement or materially modifies an existing operating agreement with a third party hotel manager we are required to assess if our TRS is or continues to be the primary beneficiary. This assessment requires us to make estimates of the future cash flows of our TRS. Incorrect assumptions or estimates of, among other things, occupancy, average daily room rate and operating expenses of our hotels may result in an inaccurate determination of the primary beneficiary.

Income Taxes. We account for income taxes in accordance with SFAS 109 “Accounting for Income Taxes.”  Under this method deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.  Valuation allowances are established to reduce deferred tax assets to the amounts that are expected to be realized when necessary. We have elected to be taxed as a REIT under the IRC and are generally not subject to federal and state income taxation on our operating income provided we distribute our taxable income to our shareholders and meet certain organization and operating requirements.  We are subject to income tax in Canada, Puerto Rico and in certain states despite our REIT status.  Further, we lease our managed hotels to our wholly owned TRS that, unlike most of our subsidiaries is generally subject to federal, state and foreign income tax.  Our consolidated income tax provision (or benefit) includes the income tax provision (or benefit) related to the operations of the TRS and state and foreign income taxes incurred by us despite our tax status as a REIT.  In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, or FIN 48.  FIN 48 prescribes how we should recognize, measure and present in our financial statements uncertain tax positions that have been taken or are expected to be taken in a tax return.  Pursuant to FIN 48, we can recognize a tax benefit only if it is “more likely than not” that a particular tax position will be sustained upon examination or audit.  To the extent the “more likely than not” standard has been satisfied, the benefit associated with a tax position is measured as the largest amount that has a greater than 50% likelihood of being realized upon settlement.  As required, we adopted FIN 48 effective January 1, 2007 and have concluded that the effect is not material to our consolidated financial statements.  Accordingly, we did not record a cumulative effect adjustment related to the adoption of FIN 48.  Tax returns filed for the 2003 through 2008 tax years are subject to examination by taxing authorities.   We classify interest and penalties related to uncertain tax positions, if any, in our financial statements as a component of general and administrative expense.

These policies involve significant judgments based upon our experience, including judgments about current valuations, ultimate realizable value, estimated useful lives, salvage or residual values, the ability of our tenants and operators to perform their obligations to us, and the current and likely future operating and competitive environments in which our properties operate. In the future we may need to revise our assessments to incorporate information which is not now known, and such revisions could increase or decrease our depreciation expense related to properties we own, result in the classification of our leases as other than operating leases or decrease the carrying values of our assets.

Property Management Agreements, Leases and Operating Statistics

As of December 31, 2008, we owned 289 hotels and 185 travel centers which are grouped into 13 operating agreements.  Our hotels are managed by or leased to subsidiaries of hotel operating companies including InterContinental, Marriott, Host, Barcelo Crestline Corporation, or Barcelo Crestline, Hyatt and Carlson under 11 agreements.  Our 185 travel centers are leased to and operated by subsidiaries of TA under two agreements.

The tables on the following pages summarize the key terms of our leases and management agreements as of December 31, 2008, and include statistics reported to us or derived from information reported to us by our managers and tenants. These statistics include coverage of our minimum returns or minimum rents and occupancy, ADR, RevPAR, for our hotel properties.  We consider these statistics and the management agreement or lease security features also presented in the tables on the following pages, to be important measures of our managers’ and tenants’ success in operating our properties and their ability to continue to pay us. However, none of this third party reported information is a direct measure of our financial performance and none of it has been independently verified by us.

Property Brand:	Courtyard by Marriott®	Residence Inn by Marriott®	Marriott®/ Residence Inn by Marriott®/ Courtyard by Marriott®/ TownePlace Suites by Marriott®/ SpringHill Suites by Marriott®	Residence Inn by Marriott®/ Courtyard by Marriott®/ TownePlace Suites by Marriott®/ SpringHill Suites by Marriott®	Marriott® (8)	Staybridge Suites®	Candlewood Suites ®
Agreement Reference Name:	Marriott (no. 1)	Marriott (no. 2)	Marriott (no. 3)	Marriott (no. 4)	Marriott (no. 5)	InterContinental (no. 1)	InterContinental (no. 2)

Number of Properties:	53	18	34	19	1	31	76

Number of Rooms / Suites:	7,610	2,178	5,020	2,756	356	3,844	9,220

Number of States:	24	14	14	14	1	16	29

Tenant:	Subsidiary of Host Subleased to Subsidiary of Barcelo Crestline.	Subsidiary of Host Subleased to Subsidiary of Barcelo Crestline.	Our TRS.	Subsidiary of Barcelo Crestline.	Subsidiary of Marriott.	Our TRS.	Our TRS.

Manager:	Subsidiary of Marriott.	Subsidiary of Marriott.	Subsidiaries of Marriott.	Subsidiaries of Marriott.	Subsidiary of Marriott.	Subsidiary of InterContinental.	Subsidiary of InterContinental.

Investment (000s) (1):	$588,602	$210,022	$425,894	$274,222	$47,035	$436,708	$589,405

Security Deposit (000s):	$50,540	$17,220	$36,204	$28,508	—	$36,872 (9)	—

End of Current Term:	2012	2010 (2)	2019	2015	2019	2031	2028

Renewal Options (3):	3 for 12 years each.	(2)	2 for 15 years each.	2 for 10 years each.	4 for 15 years each.	2 for 12.5 years each.	2 for 15 years each.

Annual Minimum Return / Minimum Rent (000s) (4):	$58,722	$20,984	$44,028	$28,508	$5,522	$37,882	$50,000

Additional Return:	—	—	$711 (7)	—	—	—	$10,000 (7)

Percentage Return / Rent (5):	5.0% of revenues above 1994/95 revenues.	7.5% of revenues above 1996 revenues.	7.0% of revenues above 2000/01 revenues.	7.0% of revenues above 1999/2000 revenues.	CPI based calculation.	7.5% of revenues above 2004/06/08 revenues.	7.5% of revenues above 2006/07 revenues.

Return / Rent Coverage (6):
Year ended 12/31/08:	1.47x	1.13x	1.17x	1.15x	0.37x	1.13x	1.38x
Year ended 12/31/07:	1.63x	1.33x	1.29x	1.22x	0.80x	1.09x	1.43x

Other Security Features:	HPT controlled lockbox with minimum balance maintenance requirement; subtenant and subtenant parent minimum net worth requirement.	HPT controlled lockbox with minimum balance maintenance requirement; subtenant and subtenant parent minimum net worth requirement.	—	Tenant minimum net worth requirement.	Marriott guarantee; parent minimum net worth requirement.	Limited guarantee provided by InterContinental; parent minimum net worth requirement.	Limited guarantee provided by InterContinental; parent minimum net worth requirement.

(1)          Excludes expenditures made from FF&E reserves funded from hotel operations, but includes amounts separately funded by us.

(2)          On November 13, 2008, we were notified by the tenant that it will not exercise its renewal option at the end of the current lease term.  Upon expiration of the agreement, we expect to lease the hotels to one of our TRSs with the hotel brands and management agreement with Marriott not expected to change.

(3)          Renewal options may be exercised by the manager or tenant for all, but not less than all, of the properties within each combination of properties.

(4)          Each management agreement or lease provides for payment to us of an annual minimum return or minimum rent, respectively. Management fees are generally subordinated to these minimum payment amounts and certain minimum payments are subject to full or limited guarantees.

(5)          Certain of our management agreements and leases provide for payment to us of a percentage of increases in total sales over base year levels. Percentage returns under our management agreements are payable to us only to the extent of available cash flow, as defined in the agreements. The payment of percentage rent under our leases is not subject to available cash flow.

(6)          We define coverage as total property sales minus all property level expenses which are not subordinated to minimum payments to us and the required FF&E reserve contributions (which data is provided to us by our operators or tenants), divided by the minimum returns or minimum rent payments due to us.

(7)          These agreements provide for annual additional return payment to us of the amounts stated to the extent of available cash flow after payment of operating costs, funding of the FF&E reserve, payment of our minimum return and payment of certain management fees.

(8)          Effective January 1, 2008, we entered into a new lease for our Marriott Kauai Resort Beach Club with a subsidiary of Marriott.  This hotel was previously included in Marriott agreement no. 3 and leased to one of our TRSs.

(9)          A single $36,872 deposit secures InterContinental’s obligations under the InterContinental no. 1, no. 3 and no. 4 portfolios.

Property Brand:	InterContinental®/ Crowne Plaza®/ Holiday Inn®/ Staybridge Suites®	Crowne Plaza®/ Holiday Inn®/ Staybridge Suites®	Hyatt Place™ /Amerisuites ®	Radisson® Hotels & Resorts/ Park Plaza® Hotels & Resorts/ Country Inns & Suites by Carlson®	TravelCenters of America	Petro Stopping Centers ®	Total/ Range/ Average (all investments)
Agreement Reference Name:	InterContinental (no. 3)	InterContinental (no. 4)	Hyatt	Carlson	TA (1)	TA (2)	13

Number of Properties:	14	10	22	11	145	40	474

Number of Rooms / Suites:	4,139	2,937	2,725	2,096	— (9)	—	42,881 (9)

Number of States:	7 plus Ontario and Puerto Rico.	5	14	7	39	25	44 plus Ontario and Puerto Rico.

Tenant:	Our TRS and a subsidiary of InterContinental.	Our TRS.	Our TRS.	Our TRS.	Subsidiary of TA.	Subsidiary of TA.

Manager:	Subsidiaries of InterContinental.	Subsidiaries of InterContinental.	Subsidiary of Hyatt.	Subsidiary of Carlson.	TA.	TA.

Investment (000s) (1):	$512,373	$240,340	$299,342	$202,251	$1,832,354	$705,506	$6,364,054

Security Deposit (000s):	$36,872 (6)	$36,872 (6)	—	—	—	—	$169,344

End of Current Term:	2029	2030	2030	2030	2022	2024	2010-2031 (average 15 years).

Renewal Options (2):	2 for 15 Years each.	2 for 15 years each.	2 for 15 years each.	2 for 15 years each.	N/A	2 for 15 years each.

Annual Minimum Return / Minimum Rent (000s) (3):	$44,258	$21,130	$21,777	$12,920	$159,901(10)(11)	$66,177(10)	$571,809

Additional Return:	$3,458 (7)	$1,750 (7)	50% of cash flow in excess of minimum return. (8)	50% of cash flow in excess of minimum return. (8)	—	—	$15,919

Percentage Return / Rent (4):	7.5% of revenues above 2006 revenues.	7.5% of revenues above 2006 revenues.	—	—	3% of non-fuel revenues and .3% of fuel revenues above 2011 revenues.	3% of non-fuel revenues and .3% of fuel revenues above 2012 revenues.
Return / Rent Coverage (5)(12):
Year ended 12/31/08:	1.23x	1.02x	1.07x	1.42x	1.43x	1.52x	0.37x – 1.52x
Year ended 12/31/07	1.33x	1.39x	0.53x	1.70x	1.26x	1.13x	0.53x – 1.70x

Other Security Features:	Limited guarantee provided by InterContinental; parent minimum net worth requirement.	Limited guarantee provided by InterContinental; parent minimum net worth requirement.	Limited guarantee provided by Hyatt; parent minimum net worth requirement.	Limited guarantee provided by Carlson; parent minimum net worth requirement.	TA parent guarantee.	TA parent guarantee.

(1)          Excludes expenditures made from FF&E reserves funded from hotel operations, but includes amounts separately funded by us.

(2)          Renewal options may be exercised by the manager or tenant for all, but not less than all, of the properties within each combination of properties.

(3)          Each management agreement or lease provides for payment to us of an annual minimum return or minimum rent, respectively. Management fees are generally subordinated to these minimum payment amounts and certain minimum payments are subject to full or limited guarantees.

(4)          Certain of our management agreements and leases provide for payment to us of a percentage of increases in total sales over base year levels. Percentage returns under our management agreements are payable to us only to the extent of available cash flow, as defined in the agreements. The payment of percentage rent under our leases is not subject to available cash flow.

(5)          We define coverage as total property sales minus all property level expenses which are not subordinated to minimum payments to us and the required FF&E reserve contributions (which data is provided to us by our operators or tenants), divided by the minimum return or minimum rent payments due to us. For some agreements, amounts have been calculated using data for periods prior to our ownership of certain properties and prior to commencement of operating agreements.

(6)          A single $36,872 deposit secures InterContinental’s obligations under the InterContinental no. 1, no. 3 and no. 4 portfolios.

(7)          These agreements provide for annual additional return payment to us of the amounts stated to the extent of available cash flow after payment of operating costs, funding of the FF&E reserve, payment of our minimum return and payment of certain management fees.

(8)          These agreements provide for payment to us of 50% of available cash flow after payment of operating costs, funding the FF&E reserve, payment of our minimum return and reimbursement to the managers of working capital and guaranty advances, if any.

(9)          Eighteen (18) of our TA properties include a hotel. The rooms associated with these hotels have been excluded from total hotel rooms.

(10)    Effective July 1, 2008, we entered a rent deferral arrangement with TA which provides TA the option to defer payments of up to $5,000/month of rent for the period from July 1, 2008 until December 31, 2010.  For the year ended December 31, 2008, TA deferred $30,000 in rents.  TA rents presented in this report represent their contractual obligations and do not reflect any rent deferral.

(11)    The amount of minimum rent payable to us by TA is scheduled to increase to $163,689, $167,641, $172,605 and $177,618 in 2009, 2010, 2011 and 2012, respectively, without taking any rent deferral into consideration.

(12)    TA rent coverage ratios were calculated based upon the contractual rent amounts and do not reflect the effect of any rent deferral.

The following tables summarize the operating statistics, including occupancy, ADR and RevPAR, reported to us by our hotel operators by management agreement or lease for the periods indicated:

	No. of	No. of
Management Agreement/Lease	Hotels	Rooms/Suites	2008(1)	2007(1)	Change
ADR
InterContinental (no. 1)	31	3,844	$113.41	$110.58	2.6%
InterContinental (no. 2)	76	9,220	71.70	69.81	2.7%
InterContinental (no. 3)	14	4,139	142.37	141.79	0.4%
InterContinental (no. 4)	10	2,937	110.55	109.64	0.8%
Marriott (no. 1)	53	7,610	122.82	124.73	-1.5%
Marriott (no. 2)	18	2,178	120.36	121.23	-0.7%
Marriott (no. 3) (2)	34	5,020	109.90	109.08	0.8%
Marriott (no. 4)	19	2,756	118.43	117.55	0.7%
Marriott (no. 5) (2)	1	356	225.77	221.77	1.8%
Hyatt	22	2,725	102.69	95.83	7.2%
Carlson	11	2,096	103.16	100.51	2.6%
Total/Average	289	42,881	$108.89	$107.71	1.1%

Occupancy
InterContinental (no. 1)	31	3,844	73.7%	74.9%	-1.2 pts
InterContinental (no. 2)	76	9,220	71.3%	74.5%	-3.2 pts
InterContinental (no. 3)	14	4,139	74.9%	76.8%	-1.9 pts
InterContinental (no. 4)	10	2,937	68.8%	68.6%	0.2 pts
Marriott (no. 1)	53	7,610	65.8%	68.6%	-2.8 pts
Marriott (no. 2)	18	2,178	72.8%	75.5%	-2.7 pts
Marriott (no. 3) (2)	34	5,020	70.7%	74.6%	-3.9 pts
Marriott (no. 4)	19	2,756	70.1%	72.3%	-2.2 pts
Marriott (no. 5) (2)	1	356	78.5%	83.9%	-5.4 pts
Hyatt	22	2,725	68.2%	59.0%	9.2 pts
Carlson	11	2,096	65.0%	68.8%	-3.8 pts
Total/Average	289	42,881	70.2%	72.1%	-1.9 pts

RevPAR
InterContinental (no. 1)	31	3,844	$83.58	$82.82	0.9%
InterContinental (no. 2)	76	9,220	51.12	52.01	-1.7%
InterContinental (no. 3)	14	4,139	106.64	108.89	-2.1%
InterContinental (no. 4)	10	2,937	76.06	75.21	1.1%
Marriott (no. 1)	53	7,610	80.82	85.56	-5.5%
Marriott (no. 2)	18	2,178	87.62	91.53	-4.3%
Marriott (no. 3) (2)	34	5,020	77.70	81.37	-4.5%
Marriott (no. 4)	19	2,756	83.02	84.99	-2.3%
Marriott (no. 5) (2)	1	356	177.23	186.07	-4.8%
Hyatt	22	2,725	70.03	56.54	23.9%
Carlson	11	2,096	67.05	69.15	-3.0%
Total/Average	289	42,881	$76.44	$77.66	-1.6%

(1)          Includes data for the calendar year indicated, except for our Marriott branded hotels, which include data for comparable fiscal periods.

(2)          Effective January 1, 2008, we entered into a new lease for our Marriott Kauai Resort Beach Club hotel with a subsidiary of Marriott International, Inc.  This hotel was previously included in Marriott agreement no. 3 and leased to one of our TRSs. Prior periods have been adjusted to remove of the Kauai property from Marriott (no. 3) and report its results in Marriott (no. 5).

Seasonality

Our hotels and travel centers have historically experienced seasonal differences typical of their industries with higher revenues in the second and third quarters of calendar years compared with the first and fourth quarters. This seasonality is not expected to cause material fluctuations in our income or cash flow because our contractual management agreements and leases require our managers and tenants to make the substantial portion of our return payments and rents to us in equal amounts throughout a year. Seasonality may affect our hotel operating revenues, but we do not expect seasonal variations to have a material impact upon our financial results of operations or upon our managers’ or tenants’ ability to meet their contractual obligations to us.

Impact of Inflation

Inflation might have both positive and negative impacts upon us. Inflation might cause the value of our real estate investments to increase. In an inflationary environment, the percentage returns and rents which we receive based upon a percentage of gross revenues should increase. Offsetting these benefits, inflation might cause our costs of equity and debt capital and other operating costs to increase. An increase in our capital costs or in our operating costs will result in decreased earnings unless it is offset by increased revenues. In periods of rapid inflation, our managers’ or tenants’ operating costs may increase faster than revenues and this fact may have an adverse impact upon us if the operating income from our properties becomes insufficient to pay our returns or rents. To mitigate the adverse impact of insufficient income at our properties, all of our operating agreements contain security features, such as security deposits or guarantees of our returns or rents. To mitigate the adverse impact of increased costs of debt capital in the event of material inflation, we may enter into interest rate hedge arrangements in the future; the decision to enter into these agreements will be based on the amount of our floating rate debt outstanding, our belief that material interest rate increases are likely to occur and upon requirements of our borrowing arrangements.